Exhibit 99.1


                             MARKETWATCH, INC.

                     CONSOLIDATED FINANCIAL STATEMENTS


                             TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm................      1

Consolidated Balance Sheets as of December 31, 2004 and 2003...........      2

Consolidated Statements of Operations for the years ended
December 31, 2004, 2003 and 2002.......................................      3

Consolidated Statements of Stockholders' Equity and Comprehensive
Income for the years ended December 31, 2004, 2003 and 2002............      4

Consolidated Statements of Cash Flows for the years ended
December 31, 2004, 2003 and 2002.......................................      5

Notes to Consolidated Financial Statements.............................      6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of MarketWatch, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of MarketWatch, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
San Francisco, California
February 22, 2005



                             MARKETWATCH, INC.
                        CONSOLIDATED BALANCE SHEETS
              (in thousands, except shares and per share data)

                                                                     December 31, 2004               December 31, 2003
                                                                  -------------------------      --------------------------
ASSETS
Current assets:
     Cash and cash equivalents................................... $                  32,108      $                   48,079
     Short-term investments in marketable securities.............                    34,810                              --
     Restricted cash.............................................                     1,104                              --
     Accounts receivable, net of provision for doubtful
       accounts of $600 and $396, respectively...................                    12,672                           7,022
     Prepaid expenses and other current assets...................                     1,808                             685
                                                                  -------------------------      --------------------------
       Total current assets......................................                    82,502                          55,786

Long-term investments in marketable securities...................                     3,369                              --
Property and equipment, net......................................                     4,357                           4,387
Goodwill.........................................................                    87,516                          22,429
Intangibles, net.................................................                     6,559                              --
Prepaid acquisition costs........................................                        --                           2,498
Other assets.....................................................                       654                             128
                                                                  -------------------------      --------------------------

       Total assets.....                                          $                 184,957      $                   85,228
                                                                  =========================      ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable............................................ $                   5,741      $                    1,216
     Accrued expenses (of which $2,041 and  $1,440,
        respectively, is payable to related parties).............                    10,816                           6,605
     Capital lease obligations...................................                       328                              --
     Deferred revenue............................................                     6,160                           1,377
                                                                  -------------------------      --------------------------
         Total current liabilities...............................                    23,045                           9,198

Other liabilities................................................                       810                             865
                                                                  -------------------------      --------------------------
               Total liabilities.................................                    23,855                          10,063
                                                                  -------------------------      --------------------------

Commitments and contingencies (Note 9)

Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares
        authorized; no shares issued and outstanding.............                        --                              --
     Common stock, $.01 par value; 50,000,000 shares
        authorized; 27,709,540 shares and 17,484,239 shares
        issued and outstanding, respectively.....................                       277                             180
     Additional paid-in capital..................................                   407,978                         323,141
      Deferred stock-based compensation..........................                      (939)                             --
      Accumulated other comprehensive income.....................                        31                              --
        Accumulated deficit......................................                  (246,245)                       (248,156)
                                                                  -------------------------      --------------------------
         Total stockholders' equity..............................                   161,102                          75,165
                                                                  -------------------------      --------------------------

         Total liabilities and stockholders' equity.............. $                 184,957      $                   85,228
                                                                  =========================      ==========================


           The accompanying notes are an integral part of these consolidated financial statements.


                             MARKETWATCH, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)


                                                                    Years Ended December 31,
                                               -------------------------------------------------------------------
                                                        2004                  2003                    2002
                                               -------------------    -------------------    ---------------------

Net revenues:
     Advertising.............................  $           32,334     $            24,084    $             18,970
     Licensing...............................              46,249                  21,281                  24,631
     Subscription............................               1,894                   1,808                     923

                                               ------------------     -------------------    ---------------------
         Total net revenues .................              80,477                  47,173                  44,524
Cost of net revenues.........................              24,728                  16,943                  16,339
                                               ------------------     -------------------    ---------------------
     Gross profit............................              55,749                  30,230                  28,185
                                               ------------------     -------------------    ---------------------

Operating expenses:
     Product development.....................              18,459                   6,586                   6,954
     General and administrative..............              17,153                  11,431                  11,315
     Sales and marketing.....................              15,191                   9,910                  20,279
     Write-off of in-process research
        and development......................                 300                      --                      --
     Amortization of intangibles.............                 557                      --                      --
     Merger and related costs................               2,662                      --                      --
                                               ------------------     -------------------   ---------------------
         Total operating expenses ...........              54,322                  27,927                  38,548
                                               ------------------     -------------------   ---------------------
Income (loss) from operations................               1,427                   2,303                 (10,363)
Interest income..............................                 703                     502                     710
Interest expense.............................                 (61)                     --                      --
                                               ------------------     -------------------   ---------------------
Income (loss) before taxes...................               2,069                   2,805                  (9,653)
Provision for income taxes...................                 158                     150                      --
                                               ------------------     -------------------   ---------------------
Net income (loss)............................  $            1,911     $             2,655    $             (9,653)
                                               ==================     ===================   =====================

Basic net income (loss) per share............  $             0.08     $              0.15    $              (0.57)
                                               ==================     ===================   =====================
Diluted net income (loss) per share..........  $             0.07     $              0.14    $              (0.57)
                                               ==================     ===================   =====================

Shares used in the calculation of basic net
     income (loss) per share.................              24,937                 17,317                   16,959
                                               ==================     ===================   =====================
Shares used in the calculation of diluted
     net income (loss) per share.............              27,038                 18,594                   16,959
                                               ==================     ===================   =====================




     The accompanying notes are an integral part of these consolidated financial statements.



                             MARKETWATCH, INC.
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             Accumulated
                                      Common Stock    Additional                Deferred       Other
                                  -------------------  Paid-In   Contribution  Stock-based  Comprehensive  Accumulated
                                    Shares    Amount   Capital   Receivable   Compensation    Income        Deficit     Total
                                  ---------  -------- --------- ------------  ------------ ------------  -----------  ----------

Balances, December 31, 2001       16,741,530 $   168  $ 319,940 $   (9,899)   $         -- $         --  $ (241,158)  $   69,051

Issuance of common stock upon
  exercise of options............     18,491      --         67                                                               67

Issuance of common stock through
  employee stock purchase plan...    162,039       2        387                                                              389
Issuance of common stock upon
  acquisition of Hulbert
  Financial Digest...............    138,651       1        599                                                              600
Advertising received from CBS....                                    9,843                                                 9,843
Net loss.........................                                                                            (9,653)      (9,653)
                                  ---------- -------- ---------- ------------  ------------ ------------  -----------  ----------
Balances, December 31, 2002       17,060,711     171    320,993        (56)              --           --   (250,811)      70,297

Issuance of common stock upon
  exercise of options...........     328,687       7      1,287                                                            1,294
Issuance of common stock through
  employee stock purchase plan...     94,841       2        388                                                              390
Contribution of non-cash services
  from CBS.......................                           473                                                              473
Advertising received from CBS....                                       56                                                    56
Net income.......................                                                                              2,655       2,655
                                  ---------- -------- ---------- ------------  ------------ ------------  -----------  ----------
Balances, December 31, 2003       17,484,239     180    323,141          --             --            --    (248,156)     75,165

     Foreign currency translation
          adjustment.............                                                                     52                      52
     Unrealized losses on
          marketable securities..                                                                    (21)                    (21)
     Net income..................                                                                              1,911       1,911
                                                                                                                       ----------
Comprehensive income.............                                                                                           1,942
                                                                                                                       ----------
Issuance of common stock upon
   exercise of options...........  3,917,118      35     22,735                                                            22,770
Issuance of common stock through
   employee stock purchase plan.      80,730       1        556                                                               557
Issuance of common stock upon
   acquisition of Pinnacor, Inc.   6,141,428      61     60,333                        (54)                                60,340
Issuance of restricted stock....      85,000                993                       (993)                                    --
Issuance of common stock in
   connection with warrants.....       1,025      --         --                                                                --
Tax benefit related to stock
   options......................                            220                                                               220
Amortization of deferred
   stock-based compensation.....                                                       108                                    108
                                  ---------- -------- ---------- ------------  ------------ ------------  -----------  ----------
Balances, December 31, 2004       27,709,540 $   277  $ 407,978  $       --    $      (939) $         31  $ (246,245)  $  161,102
                                  ========== ======== ========== ============  ============ ============  ===========  ==========


     The accompanying notes are an integral part of these consolidated financial statements.


                             MARKETWATCH, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)

                                                                                      Years Ended December 31,
                                                                 --------------------------------------------------------------
                                                                         2004                   2003                  2002
                                                                 --------------------    -------------------    ---------------
Cash flows from operating activities:
   Net income (loss)..........................................   $              1,911     $           2,655     $        (9,653)
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
    Provision for (recovery of) doubtful accounts.............                    291                   (66)                 --
    Depreciation and amortization.............................                  4,799                 3,755               4,753
    Non-cash charges from stockholder.........................                     --                    56               9,843
    Amortization of deferred stock compensation...............                    108                    --                  --
    Loss on disposal of equipment.............................                     15                    --                  --
   Changes in operating assets and liabilities, net of acquired amounts:
    Accounts receivable ......................................                 (1,822)               (1,592)              2,978
    Prepaid expenses and other assets.........................                   (162)                   31                  73
    Accounts payable and accrued expenses.....................                    682                 1,304                (746)
    Deferred revenue..........................................                   (405)                  460                  74
                                                                   ------------------    -------------------   ------------------
      Net cash provided by operating activities...............                  5,417                 6,603               7,322
                                                                   ------------------    -------------------   ------------------

Cash flows used in investing activities:
    Purchase of property and equipment........................                 (1,806)               (1,605)             (1,856)
    Proceeds from disposal of property and equipment..........                     53                    --                  --
    Purchase of marketable securities.........................                (38,200)                   --                  --
    Prepaid acquisition costs.................................                     --                (1,931)                 --
    Decrease in restricted cash...............................                    850                    --                  --
    Acquisition of business, net of cash acquired ............                 (4,897)                   --                (231)
                                                                   ------------------    -------------------   -----------------
      Net cash used in investing activities...................                (44,000)               (3,536)             (2,087)
                                                                   ------------------    -------------------   -----------------

Cash flows provided by financing activities:
     Principal payments under capital lease obligations.......                   (740)                   --                  --
     Issuance of common stock.................................                 23,327                 1,684                 456
                                                                   ------------------    -------------------   ------------------
      Net cash provided by financing activities...............                 22,587                 1,684                 456
                                                                   ------------------    -------------------   -----------------

 Effect of exchange rate changes on cash and cash equivalents.                     25                    --                  --
                                                                   ------------------    -------------------   -----------------

  Net change in cash and cash equivalents.....................                (15,971)                4,751               5,691
  Cash and cash equivalents at the beginning of the year......                 48,079                43,328              37,637
                                                                   ------------------    -------------------   ----------------
  Cash and cash equivalents at the end of the year............   $             32,108     $          48,079     $        43,328
                                                                   ==================    ===================   ================

  Cash payments for:
     Interest                                                    $                 61     $              --     $            --
     Income taxes                                                                 190                    --                  --
  Supplemental disclosure of non-cash investing activity:
     Acquisition cost for Pinnacor included in prepaid expenses
        and accounts payable..................................   $                 --     $             567     $            --
      Non-cash contribution of services from CBS..............                     --                   473                  --
      Common stock issued for acquisition of business.........                 60,394                    --                 600



            The accompanying notes are an integral part of these
                    consolidated financial statements.

                             MARKETWATCH, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

The Company

MarketWatch, Inc. (the "Company"), is a leading multi-media publisher of business and financial news and provider of information and analytical tools. It was formed on October 29, 1997 in the state of Delaware as a limited liability company and was jointly owned by Data Broadcasting Corporation ("DBC"), now known as Interactive Data Corporation ("IDC"), and CBS Broadcasting Inc. ("CBS"), with each member owning a 50% interest in the Company.

In connection with the formation of the limited liability company, the Company, CBS and DBC entered into a contribution agreement (the "Contribution Agreement"), under which DBC contributed to the Company cash and DBC's then existing "Online/News" business, which primarily consisted of customer contracts and intellectual property, and CBS agreed to provide $50.0 million of rate card amount of advertising and promotions over a period of five years in return for its ownership interest. Subsequently, the $50.0 million rate card amount was revised to $30.0 million upon completion of the Company's initial public offering (see Note 3).

In addition, CBS and the Company entered into a license agreement dated October 29, 1997 (the "License Agreement") where CBS, in exchange for a royalty of 30% of net advertising revenue, as defined, granted to the Company the non-exclusive right and license to use certain CBS news content and registered trademarks, including the CBS "Eye" design, until October 29, 2005, subject to termination on the occurrence of certain events. Subsequently, the 30% royalty was decreased to 8% (see Note 3). In addition, the Company entered into a services agreement with DBC (the "Services Agreement") on October 29, 1997 under which DBC charged the Company for certain general services, the Company received payment from DBC for supplying news and the Company receives a fee for licensing MarketWatch RT and MarketWatch Live.

On January 6, 2000, the Company entered into a joint venture agreement with the Financial Times Group, a part of Pearson plc, a British media company ("Pearson") to establish Financial Times MarketWatch.com (Europe) Limited, an Internet provider of real time business news, financial programming and analytical tools. Under the agreement, the Company licensed its trademark and technology to the joint venture, contributed certain domain names and 500,000 pounds sterling in exchange for 500,000 shares of the joint venture. The Financial Times contributed trademarks for an ongoing royalty fee, provided 15.0 million pounds sterling worth of rate card advertising over five years and contributed 500,000 pounds sterling in cash for 500,000 shares in the joint venture. The Company recorded 50% of the loss incurred by FT MarketWatch.com based on its ownership percentage and accounted for the joint venture under the equity method.

In October 2001, the Company signed a non-binding memorandum of understanding ("MOU") to transfer its ownership of the joint venture to the Financial Times Group. Since the Company no longer had a commitment to fund the joint venture, the previously recorded losses of $645,000 were reversed during the three months ended September 30, 2001. In November 2001, the Company completed the sale and purchase agreement finalizing the transfer of ownership in the joint venture to the Financial Times Group. As part of the ownership transfer, the Company signed a transitional services agreement with the Financial Times Group under which the Company would migrate the technology developed for the joint venture Web site to the Financial Times Group for a fee. The agreement also assigned certain equipment to the Company that was owned by the joint venture. In addition, the Company signed a license agreement with the Financial Times Group under which it will provide content and tools for a monthly fee. The total contributions to the joint venture for the years ended December 31, 2001 and 2000 were $1.5 million and $5.0 million, respectively.

On May 5, 2000, the Company issued 1,136,814 shares of the Company's common stock to DBC for $43.0 million in cash and the same number of shares to CBS for $13.0 million in cash and $30.0 million in rate card advertising and promotion, which expired on May 5, 2002. The remaining $56,000 of rate card advertising and promotion from CBS was utilized by April 25, 2003.

In January 2001, an affiliate of Pearson acquired DBC's 34.1% stake in the Company.

On January 16, 2004, the Company completed the acquisition of Pinnacor Inc. ("Pinnacor"), formerly known as ScreamingMedia, a provider of information services and analytical applications to financial services companies and global corporations and issued 6,141,428 shares in connection with the acquisition. After the acquisition, CBS and Pearson each owned approximately 24% of the Company.

On August 4, 2004, the Company changed its name from MarketWatch.com, Inc. to MarketWatch, Inc.

On January 19, 2005, the Company's stockholders approved the terms and conditions of the Agreement and Plan of Merger, dated as of November 14, 2004, entered into by the Company and Dow Jones & Company, Inc. ("Dow Jones"). On January 21, 2005, the merger was completed and the Company became a wholly-owned subsidiary of Dow Jones (See Note 13).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported on the Company's consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

The Company generates its net revenues from three primary sources: the sale of advertising on the Company's Web sites, broadcast properties and membership center fees; the license of content; and subscription revenues from newsletters and other products.

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 "Revenue Recognition," and Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

Online advertising revenues are derived from the sale of advertisements on the Company's Web sites. Revenue from the sale of advertisements is recognized using the lesser of the ratio of impressions delivered over total guaranteed impressions or on the straight line basis over the term of the arrangement in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is reasonably assured. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's Web sites. Additionally, certain sponsorship agreements provide links to third-party Web sites and generate either fixed transaction fees for monthly access or variable fees, which are dependent upon the number of transactions consummated at the third-party Web site by linked customers. Such amounts are recognized as revenue in the month earned.

The Company produces a weekend television program for distribution by KingWorld on CBS affiliates and daily radio broadcasts for distribution by Westwood One Radio Network. The Company shares in the revenue earned through the sale by CBS sales forces and Westwood One of advertising space during its television and radio programming, respectively. Revenue for the television program is recognized as the shows are aired and revenue is earned. Revenue for the radio show is recognized monthly as advertisements are run and earned. Membership center revenues consist of fees for leads generated from promotions placed in the membership center section of the CBS.MarketWatch.com Web site. Membership center customers pay MarketWatch a fixed fee for each customer that comes to their site and registers for their product from the CBS.MarketWatch.com Web site. Revenue from the membership center is recognized as the leads are delivered to the customers.

Licensing revenues consist of revenue earned from the licensing of MarketWatch content and tools. License revenues consist of fixed monthly amounts related to the license of financial tools and news content that are recognized ratably over the term of the licensing agreement and/or variable amounts based on content usage by the licensee.

Subscription revenue relates to customer subscriptions to the Company's newsletters, and the IDC online services, which provide subscribers access to real-time exchange data and analytical products and are sold through the Company's Web sites. Revenue from subscriptions is recognized ratably over the subscription period.

Deferred revenue primarily comprises contractual billings in excess of recognized revenue and subscriptions received in advance of revenue recognition.

The Company engages in barter transactions for marketing services in exchange for license content and advertisements on the Company's website. Barter revenue is recognized over the periods in which the Company completes its obligations under the arrangement. The Company recognizes revenue on barter arrangements in accordance with EITF Issue No. 99-17, "Accounting for Advertising Barter Transactions," which requires advertising barter transactions to be valued based on similar cash transactions that have occurred within six months prior to the barter transaction, and also Accounting Principles Board No. 29 ("APB 29") "Accounting for Nonmonetary Transactions," which requires nonmonetary transactions to be based on the fair values involved, similar to monetary transactions. For the years ended December 31, 2004, 2003 and 2002, the Company recognized $974,000, $572,000 and $483,000, respectively, in barter revenue.

For the year ended December 31, 2002, the Company did not record barter revenue and the related expenses for advertising provided to American Online, Inc. ("AOL") under an agreement in accordance with Emerging Issues Task Force 99-17, EITF 99-17 "Accounting for Advertising Barter Transactions". Under the provisions of EITF 99-17, revenue and expense should be recognized at fair value from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the entity's own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Since these criteria were not met with respect to the Company's barter agreement with AOL, which ended on December 31, 2002, the Company did not recognize revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the purchase date to be cash equivalents.

Restricted Cash

The Company maintains certificates of deposit with a bank primarily under a standby letter of credit agreement, serving as collateral against a capital lease obligation and a security deposit for office space.

Marketable Securities

The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 addresses the accounting and reporting for investments in fixed maturity securities and for equity securities with readily determinable fair values. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Currently, all of the Company's marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value as determined by quoted market prices, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains or losses on available-for-sales securities are reported in other income, net. Interest and dividends on securities classified as available-for-sale are included in interest income. Accumulated other comprehensive income included an unrealized loss of $21,000 at December 31, 2004 related to these available-for-sale securities (see Note 5). No realized gains or losses were recognized from the sale of available-for-sale securities or other-than-temporary impairments for the years presented.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the remaining lease term. Depreciation expense relating to property and equipment for the years ended December 31, 2004, 2003 and 2002 was $2.9 million, $3.8 million and $4.8 million, respectively.

Goodwill and Intangible Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." In accordance with SFAS 142, the Company ceased amortizing goodwill and performed an impairment review of its goodwill balance upon the initial adoption of SFAS 142. The Company reviews goodwill and purchased intangible assets with indefinite lives for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS 142. The Company uses a two-step process to evaluate impairment. The first step is to identify a potential impairment by comparing the fair value of the Company to the carrying value, including goodwill. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any. The Company completed the impairment review under SFAS 142 and determined that an adjustment for impairment was not required during the years ended December 31, 2004, 2003 and 2002.

Intangible assets are carried at cost less accumulated amortization and are amortized on a straight-line basis over the economic lives of the respective assets, generally three to seven years.

Basic and Diluted Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding, net of unvested restricted shares during the period. Diluted net income (loss) per share is computed using the weighted average number of common and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method).

The reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share calculations was as follows for the fiscal years ended December 31:


                                                                     Years Ended December 31,
                                                      -------------------------------------------------------
                                                             2004               2003                2002
                                                      ----------------    ---------------     ---------------

     Numerator for basic and diluted net
         income (loss) per share....................  $         1,911      $       2,655       $      (9,653)
                                                      ===============     ==============      ===============
     Denominator:
         Weighted-average shares used to
            compute basic EPS.......................           24,937             17,317              16,959
     Effect of dilutive securities:
        Stock option plans..........................            2,077              1,277                   -
        Weighted-average shares of restricted
            stock...................................               24                  -                   -
                                                      ----------------    ---------------     ---------------
     Denominator for diluted net income (loss)
          per share.................................           27,038             18,594              16,959
                                                      ===============     ==============      ===============

In 2004 and 2003, options to purchase approximately 355,515 and 449,991 shares, respectively, were excluded from the calculation of diluted net income per share because the effect was antidilutive. For 2002, potential common shares were not included in the computation because they were antidilutive.

Product Development Costs

The Company develops software that enables users to access information on its Web sites and subscription services. Development costs incurred prior to technological feasibility are expensed as incurred. The Company capitalized certain internal use software totaling $211,000, $0 and $0 for the years ended December 31, 2004, 2003 and 2002, respectively. The estimated useful life of costs capitalized is evaluated for each specific project and will be amortized on a straight-line basis over three years. The amortization of capitalized costs total $3,000, $0 and $0 for years ended December 31, 2004, 2003 and 2002, respectively. Capitalized internal use software is included in property and equipment, net.

Promotion and Advertising

Advertising costs are expensed as incurred. Promotion and advertising provided by CBS under the Contribution Agreement are recognized as an expense during the period in which the services are provided based on the rate card value of such services (See Notes 3 and 12). Total advertising expense for the years ended December 31, 2004, 2003 and 2002 was $1.8 million, $1.2 million and $11.0 million, respectively.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. As of December 31, 2004, management deposits its cash within five financial institutions and its investments were managed by one financial institution. Accounts receivable are typically unsecured and are derived from revenue earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Historically, such losses have been within management's expectations. As of December 31, 2004 and 2003, no one customer accounted for 10 percent or more of the accounts receivable balance. We do not expect to incur material losses with respect to financial instruments that potentially subject the Company to concentration of credit risk.

Segment Reporting

The Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," established standards for reporting information about operating segments in a company's financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one reportable segment.

Foreign Currency

The functional currency of the Company's international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in other income, net and were not significant during the periods presented.

Comprehensive Income

Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of the net unrealized gains and losses on available-for-sale securities, net of tax, and the cumulative foreign currency translation adjustment, net of tax.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations, and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of SFAS Statement No. 123." In accounting for stock-based transactions with non-employees, the Company records compensation expense in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

The following pro forma information presents the Company's net income
(loss) and basic and diluted net income (loss) per share for the years ended December 31, 2004, 2003 and 2002 as if compensation cost had been measured under the fair value method of SFAS No. 123, "Accounting for Stock Based Employee Compensation," for the employee stock option and employee stock purchase plans.


                                                                     Years Ended December 31,
                                                      -------------------------------------------------------
                                                             2004               2003                2002
                                                      ----------------    ---------------     ---------------

     Net income (loss):
     As reported...................................   $          1,911    $         2,655     $        (9,653)
     Add: Stock-based employee compensation
          expense included in reported net
          income (loss)............................                108                  -                   -
     Deduct: Stock-based employee compensation
         expense determined under fair value
         based method..............................             (3,445)            (2,754)             (3,964)
                                                      ----------------    ---------------     ---------------
     Pro forma net income (loss)...................   $         (1,426)   $           (99)    $       (13,617)
                                                      ================    ===============     ===============

     Net income (loss) per share:
     As reported, basic............................   $           0.08    $          0.15     $         (0.57)
                                                      ================    ===============     ===============
     As reported, diluted..........................   $           0.07    $          0.14     $         (0.57)
                                                      ================    ===============     ===============
     Pro forma net income (loss) per share, basic..   $          (0.06)   $         (0.01)    $         (0.80)
                                                      ================    ===============     ===============
     Pro forma net income (loss) per share,           $          (0.06)   $         (0.01)    $         (0.80)
         diluted...................................   ================    ===============     ===============



The Company calculated the fair value compensation expense associated with its stock-based employee compensation plans using the Black-Scholes model. The following weighted average assumptions were used related to option grants:



                                                                     Years Ended December 31,
                                                      -------------------------------------------------------
                                                             2004               2003                2002
                                                      ----------------    ---------------     ---------------

     Stock Options
     -------------
     Expected dividend                                           0%                0%                   0%
     Risk-free interest rate                                   2.9%              2.4%                 3.4%
     Expected volatility                                        52%               68%                 105%
     Expected life (in years)                                    4                 4                    4

     Employee Stock Purchase Plan
     ----------------------------
     Expected dividend                                           0%                0%                   0%
     Risk-free interest rate                                   1.6%              1.3%                 1.8%
     Expected volatility                                        50%               78%                 105%
     Expected life (in months)                                   6                 6                    6



According to the Black-Scholes option-pricing model, the weighted average estimated fair value of employee stock option grants during 2004, 2003 and 2002 was $5.02, $3.71 and $2.93 per share, respectively, and the weighted average fair value of shares granted under the Purchase Plan for the years ended December 31, 2004, 2003 and 2002 was $2.46, $4.10 and $2.40,
respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes with respect to the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future periods.

Recent Accounting Pronouncements

In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. The Company is currently evaluating the effect of this proposed statement on its financial position and results of operations.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supercedes APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt Statement 123(R) on July 1, 2005.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using the intrinsic value method under APB 25 and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to the consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

NOTE 3 - AGREEMENTS WITH CBS AND PEARSON

In January 1999, the Company entered into a Stockholders' Agreement ("Stockholders' Agreement") with CBS and IDC under which CBS reduced the advertising commitment from the Contribution Agreement to an aggregate rate card amount of $30.0 million in return for a change in the royalty rate payable under the License Agreement, extension of the License Agreement to 2005 and modified to certain non-competition provisions. Additionally, both CBS and Pearson, which acquired IDC's 34.1% stake in the Company (see Note
1), have a right of first refusal in the event either party desires to sell any securities of the Company to a third-party or if the Company issues new securities.

In addition, the Company and CBS entered into an Amended and Restated License Agreement (the "Amended and Restated License"), which became effective immediately prior to the Company's initial public offering in January 1999. Under the Amended and Restated License, in return for the right to use the CBS name and logo as well as the CBS Television Network news content, the Company is obligated to pay a royalty to CBS of: (i) during 1999: (a) 8% of Gross Revenues (as defined below) in excess of $500,000 and up to and including $50.5 million and (b) 6% of Gross Revenues in excess of $50.5 million; and (ii) in subsequent years through the termination of the license agreement on October 29, 2005: (a) 8% of Gross Revenues up to and including $50.0 million and (b) 6% of Gross Revenues in excess of $50.0 million.

CBS has the right to terminate the agreement in certain circumstances, including the Company's breach of a material term or condition of the agreement, insolvency, bankruptcy or other similar proceeding, discontinuance of use of the MarketWatch logo without providing an acceptable substitute, or acquisition or issuance of certain percentages of the Company's common stock or voting power by or to a CBS competitor. In addition, CBS has retained significant editorial control over the use and presentation of the CBS news content and the CBS logo and has the ability to prevent the Company from displaying certain types of content, which are unacceptable to CBS.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that provides information or services of a financial nature or uses the CBS trademarks licensed to the Company. Gross Revenues excludes certain revenues including those from Pearson, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to any acquired company's results of operations for the 12 months prior to the acquisition.

The terms of the Amended and Restated License do not prohibit CBS from licensing its name and logo to another Web site or Internet service that does not have as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers. CBS is also not prohibited from licensing its news content to, or investing in, another Web site or Internet service.

In January 1999, the Company and IDC entered into an Amended and Restated Services Agreement (the "Amended Services Agreement"), in which IDC would provide the Company with hosting services, software programming assistance, data feeds, communications lines, office space and related facilities, network operations and Web site management services, as well as certain administrative and engineering services if requested by the Company. The Amended Services Agreement provides for IDC to grant the Company certain nonexclusive licenses to its data and information feeds and provides for certain network Web site hosting performance standards. IDC also paid the Company a monthly per subscriber fee ranging from $2.50 to $5.00, subject to a monthly minimum of $100,000 through October 2002, for delivery of the Company's news to all IDC subscribers, as defined. The Company is also required to pay IDC 25% and 75% of subscription revenues for MarketWatch RT(TM) and MarketWatch Live(TM), respectively. The term of the Amended Services Agreement will expire on October 29, 2005.

In January 1999, the Company, CBS and DBC entered into a Registration Rights Agreement ("Registration Agreement"). CBS and DBC, and their affiliates and permitted transferees, were given certain registration rights for the securities of the Company held by them under the Registration Agreement.

In October 1999, CBS committed to provide advertising and promotions over a five-year period in return for its ownership position (see Note 1). The Company recorded the $50.0 million commitment by CBS as a contribution receivable and reduced the receivable and recorded expense based on the rate card amount of the advertising and promotion during the period provided. Under the terms of the Stockholders' Agreement, the Company recorded a $20.0 million reduction to the contribution receivable and additional paid-in capital upon completion of the initial public offering. Under the terms of the stock purchase agreement that was entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through April 25, 2003. As of December 31, 2003, CBS delivered fully under these commitments.

NOTE 4 - BALANCE SHEET COMPONENTS

Provision for doubtful accounts was as follows (in thousands):


                                                                     Years Ended December 31,
                                                      -------------------------------------------------------
                                                             2004               2003                2002
                                                      ----------------    ---------------     ---------------

     Balance at beginning of period.................  $            396    $           450     $           752
         Charged to expenses........................               291                (66)                  -
         Write-offs.................................              (142)              (158)               (339)
         Recoveries.................................                55                170                  37
                                                      ----------------    ---------------     ---------------
     Balance at end of period.......................  $            600    $           396     $           450
                                                      ================    ===============     ===============

Prepaid expenses and other current assets were as follows (in thousands):


                                                                 December 31,
                                                      -----------------------------------
                                                             2004               2003
                                                      ----------------    ---------------

     Prepaid insurance..............................   $           521    $           221
     Prepaid marketing..............................                --                128
     Security deposits..............................               430                 --
     Other..........................................               857                336
                                                      ----------------    ---------------
     Balance at end of period.......................   $         1,808    $           685
                                                      ================    ===============


Property and equipment, net, consisted of the following (in thousands):


                                                                 December 31,
                                                      -----------------------------------
                                                             2004               2003
                                                      ----------------    ---------------

     Computer and equipment..........................  $        13,360    $        13,224
     Leasehold improvements..........................            6,208              5,967
     Furniture and fixtures..........................            2,162              2,111
                                                      ----------------    ---------------
                                                                21,730             21,302

     Less: accumulated depreciation..................          (17,373)           (16,915)
                                                      ----------------    ---------------
     Total property and equipment, net...............  $         4,357    $         4,387
                                                      ================    ===============

Accrued expenses were as follows (in thousands):

                                                                 December 31,
                                                      -----------------------------------
                                                             2004               2003
                                                      ----------------    ---------------

     Accrued compensation and related expenses.......  $         4,329    $         2,767
     Sales tax payable...............................            1,652                385
     Accrued royalty payable to related party........            1,331                972
     Accrued acquisition costs related to Pinnacor
         acquisition.................................              928                549
     Accrued data fees...............................              451                102
     Accrued acquisition costs related to
         merger (See Note 13)........................              441                 --
     Advances received from customers................              383                 --
     Accrued professional fees ......................              255                119
     Accrued television production payable to
         related party ..............................              246                266
     Accrued other taxes.............................              234                227
     Customer refunds (1)............................               --                845
     Other...........................................              566                373
                                                      ----------------    ---------------
                                                       $        10,816    $         6,605
                                                      ================    ===============

(1) In January 2004, the Company cancelled one of its subscription newsletters and refunded its customers a pro-rated share of their remaining subscriptions.

NOTE 5 - INVESTMENTS

The following table summarizes the Company's investments in available-for-sales securities (in thousands):



                                                                             December 31, 2004
                                                ----------------------------------------------------------------------------
                                                       Gross                Gross                Gross          Estimated
                                                     Amortized           Unrealized           Unrealized           Fair
                                                        Cost                Gains               Losses            Value
                                                -----------------    -----------------    -----------------    -------------
     U.S. Government and agencies............   $          37,589    $              --    $             (20)   $      37,569
     Municipal bonds.........................                 698                   --                   (1)             697
     Corporate bonds.........................               5,000                   --                   --            5,000
                                                -----------------    -----------------    -----------------    -------------
     Balance at end of period................   $          43,287    $              --    $             (21)   $      43,266
                                                =================    =================    =================    =============


At December 31, 2004, $5.1 million and $38.2 million in available-for-sale securities were included in cash and cash equivalents and investments in marketable securities, respectively.

The contractual maturities of available-for-sale securities are as follows (in thousands):

                                                        December 31,
                                                            2004
                                                     -----------------

     Due within one year..........................   $          39,897
     Due after one year through five years........               3,369
                                                     -----------------
     Total available-for-sale securities..........   $          43,266
                                                     =================


NOTE 6 - GOODWILL AND PURCHASED INTANGIBLE ASSETS

Goodwill

Goodwill consisted of the following (in thousands):

Balance at December 31, 2002                         $            22,429
Goodwill acquired during period                                       --
                                                     -------------------
Balance at December 31, 2003                                      22,429
Goodwill acquired during period                                   65,087
                                                     -------------------
Balance at December 31, 2004                         $            87,516
                                                     ===================

The increase in goodwill at December 31, 2004 was due to the acquisition of Pinnacor on January 16, 2004 (See Note 7).

On January 1, 2002, the Company adopted SFAS No. 142, which requires that goodwill no longer be amortized and instead be tested for impairment on a periodic basis.

Based on the results of its annual impairment tests, the Company determined that no impairment of goodwill existed as of December 31, 2004, 2003 or 2002. However, future goodwill impairment tests could result in a charge to earnings. The Company will continue to evaluate goodwill annually at the end of its fourth quarter and whenever events and changes in circumstances indicate that there may be a potential impairment.

Purchased Intangible Assets

Purchased intangible assets associated with completed acquisitions consisted of the following (in thousands):

                                            December 31, 2004
                              --------------------------------------------
                                 Gross                          Net
                                Carrying    Accumulated      Intangible
                                 Amount     Amortization       Assets
                              -----------  --------------  -------------
Developed technology......... $    4,214   $      1,014    $     3,200
Acquired customer base ......      3,915            556          3,359
                              -----------  --------------  -------------
                              $    8,129   $      1,570    $     6,559
                              ===========  ==============  =============

Intangibles for developed technology and acquired customer base are being amortized on a straight-line basis over a period of 4 to 7 years, respectively. The weighted-average amortization period is 4 and 6.8 years for developed technology and acquired customer base, respectively. The amortization expense related to identifiable intangible assets was $1.6 million for the year ended December 31, 2004, of which $1.0 million was expensed to cost of revenues.

Estimated future amortization expense related to identifiable purchased intangible assets at December 31, 2004 is as follows:


     Fiscal year:                         In thousands
     --------------------------------    ---------------

     2005                                $        1,658
     2006                                         1,658
     2007                                         1,571
     2008                                           578
     2009                                           536
     Thereafter                                     558
                                         ---------------
     Total                               $        6,559
                                         ===============

NOTE 7 - ACQUISITION

On January 16, 2004, the Company completed its acquisition of Pinnacor, Inc. Under the terms of the agreement, a new company ("Holdco") with two wholly-owned subsidiaries, Pine Merger Sub, Inc. ("Pine Merger Sub") and Maple Merger Sub, Inc. ("Maple Merger Sub"), were formed to combine the businesses of the Company and Pinnacor. Each Company stockholder received one share of Holdco common stock for each share of the Company common stock held by such stockholder. Each Pinnacor stockholder received either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock held by such stockholder, subject to proration. Upon closing of the acquisition, Maple Merger Sub merged with and into MarketWatch, which was the surviving corporation, and Pine Merger Sub merged with and into Pinnacor, which was the surviving corporation. MarketWatch and Pinnacor became a wholly-owned subsidiary of Holdco, which was renamed "MarketWatch.com, Inc." MarketWatch, one of Holdco's operating subsidiaries after the merger, was renamed "MarketWatch Media, Inc." and Pinnacor, the other Holdco operating subsidiary after the merger, continued to be named "Pinnacor Inc." Shortly after the acquisition, each of MarketWatch Media, Inc. and Pinnacor Inc. merged into MarketWatch.com, Inc. On August 4, 2004, the Company changed its name from MarketWatch.com, Inc. to MarketWatch, Inc.

The purchase price of $107.7 million was determined as follows (in thousands):

Fair value of common stock                   $         53,676
Fair value of options and warrants                      6,718
Cash                                                   44,002
Direct transaction costs                                3,342
                                            --------------------
                                             $        107,738
                                            ====================

The fair value of the common stock was determined based on 6,141,428 shares of the Company common stock issued and priced using the average market price of the common stock over the five-day period surrounding the date the acquisition was announced in July 2003. The fair value of the Company's stock options and warrants issued was determined using the Black-Scholes option-pricing model. The following assumptions were used to perform the calculations: expected life of 48 months for options and a remaining contractual life of eight to ten months for warrants, risk-free interest rate of 1.51%, expected volatility of 60% and no expected dividend yield.

The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows (in thousands):

Cash acquired (includes $1,963 in restricted cash)   $     41,335
Other tangible assets acquired                              6,257
Amortizable intangible assets:
   Developed technology                                     4,050
   Acquired customer base                                   3,750
   In-process research and development                        300
Goodwill                                                   65,087
                                                     ------------
                                                          120,779

Liabilities assumed                                       (13,095)
Deferred stock-based compensation                              54
                                                     ------------
   Total                                             $    107,738
                                                     ============


The assets will be amortized on a straight-line basis over a period of years shown on the following table:

Developed technology                                  4     years
Acquired customer base                                7     years
Property and equipment acquired                    1 to 5   years

The fair value underlying the $300,000 assigned to in-process research and development ("IPR&D") from the Pinnacor acquisition was expensed immediately during the quarter ended March 31, 2004 as amortization of intangibles and was determined by identifying the research projects in areas which technological feasibility had not been established and there was no alternative future use.


Of the total purchase price for this acquisition, $65.1 million was allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and evaluated annually at the end of the fourth quarter and whenever events and changes in circumstances indicate that there may be a potential impairment.


The following attributes of the combination of the two businesses were considered significant factors to the establishment of the purchase price, resulting in the recognition of goodwill:

     o Pinnacor's acquired technology included certain additional products that would allow the combined company to develop more comprehensive products and pursue expanded market opportunities.

     o The ability to hire the Pinnacor workforce, which included a significant number of experienced engineering, development and technical staff with specialized knowledge of the sector in which the combined company operates.

     o Potential operating synergies are anticipated to arise, including cost savings from the elimination of redundant data content provision, data center operations and expenses associated with operating as a public company and limited reductions in overlapping staffing positions and general facility costs.

The results of operations of Pinnacor, Inc. have been included in the Company's consolidated statements of operations since the completion of the acquisitions on January 16, 2004. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of Pinnacor occurred on January 1, 2003, respectively (in thousands, except per share amounts):

                                              Years Ended December 31,
                                          ------------------------------
                                               2004             2003
                                          -------------    -------------

     Net revenues.......................  $      81,344    $      79,494
                                          =============    =============
     Net income (loss)..................  $       2,039    $         (73)
                                          =============    =============
     Net income (loss) per share:
     Basic..............................  $        0.09            (0.00)
                                          =============    =============
     Diluted............................  $        0.08    $       (0.00)
                                          =============    =============


NOTE 8 - INCOME TAXES

The provision for income taxes is composed of the following (in thousands):



                                                         Years Ended December 31,
                                                 ---------------------------------------
                                                    2004           2003          2002
                                                 -----------    ----------    ----------
     Current:
         Federal...............................  $       132    $       60    $        -
         State.................................           26            90             -
                                                 -----------    ----------    ----------
         Total current provision...............  $       158    $      150    $        -
                                                 ===========    ==========    ==========

The components of the net deferred tax assets and liabilities were as follows (in thousands):

                                                                December 31,
                                                 ------------------------------------------
                                                      2004          2003            2002
                                                 -----------    ------------    -----------
     Deferred tax assets:
         Net operating loss carryforwards......  $    74,448    $     39,221    $   40,107
         Property and equipment................        3,023           2,758         3,595
         Accruals and reserves.................        2,332           1,087         1,062
                                                 -----------    ------------    ----------
     Total deferred tax assets.................       79,803          43,066        44,764
                                                 -----------    ------------    ----------

     Deferred tax liabilities:
         Intangible assets ....................       (2,516)             (6)            -
                                                 -----------    ------------    ----------
     Net deferred assets.......................       77,287          43,060        44,764

         Less valuation allowance..............      (77,287)        (43,060)      (44,764)
                                                 -----------    ------------    ----------
         Deferred tax asset....................  $         -    $          -    $        -
                                                 ===========    ============    ==========


Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. The valuation allowance for the year ended December 31, 2004 increased by $34.2 million and decreased by $1.7 million for the year ended December 31, 2003. For the year ended December 31, 2002, the valuation allowance increased by $3.4 million.


At December 31, 2004, the Company had federal and state net operating loss carry-forwards of approximately $103.8 million and $77.0 million, respectively, available to offset future regular taxable income. At December 31, 2004, the Company had federal and state net operating loss carry-forwards of $170.3 million and $141.2 million, respectively, due to the Pinnacor acquisition. The Company's net operating loss carryforwards will expire on various dates through 2023, if not utilized. The availability of net operating losses to offset future taxable income may be limited as a result of ownership changes in 1999 and the acquisition of Pinnacor, Inc. on January 16, 2004. The amount of such limitations, if any, has not been determined.

U.S. operating loss carryforwards of approximately $20.5 million resulted from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. The Company recorded a tax benefit resulting from the exercise of stock options and approximately $220,000 was recorded to stockholders' equity for the year ended December 31, 2004.


The difference between the income tax expense (benefit) at the statutory rate of 34% and the Company's effective tax rate was due primarily to the tax losses not benefited for financial reporting purposes to offset the deferred tax asset and the impact of state taxes. The provision for income tax was different than the amount computed using the applicable statutory federal income tax rate with the difference for the years summarized below:


                                                            Years Ended December 31,
                                                            ------------------------
                                                      2004              2003             2002
                                                 -------------    --------------    -------------
     Provision computed at federal
          statutory rate.........................      34%               34%             (34)%
     State taxes, net of federal benefit.........       1                 5               (4)
     In-process research and development.........       6                 -                -
     Other permanent differences.................       2                37                3
     Tax losses not benefited....................     (35)              (71)              35
                                                 -------------    --------------    -------------
     Provision for income taxes..................       8%                5%               -%
                                                 =============    ==============    =============

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Leases

The Company subleases office space from CBS for its corporate headquarters in San Francisco, California, and its operations in New York City through 2010. In addition, the Company leases space in Minneapolis, Minnesota; Washington D.C.; Los Angeles, California; Chicago, Illinois; Boston, Massachusetts; Dallas, Texas; Coral Gables, Florida; and London. Rent expense under the leased properties was $2.7 million, $1.7 million and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.


Net noncancelable lease commitments as of December 31, 2004 can be summarized as follows (in thousands):

                           Gross Lease         Sublease        Net Lease
                           Commitments          Income        Commitments
                        -----------------  ---------------  --------------
2005...................   $       3,154      $     (230)      $     2,924
2006...................           3,336              --             3,336
2007...................           3,397              --             3,397
2008...................           1,492              --             1,492
2009...................             477              --               477
Due after 5 years......              98              --                98
                        -----------------  ---------------  --------------
       Total              $      11,954      $     (230)      $    11,724
                        =================  ===============  ==============

As a result of the Pinnacor, Inc. acquisition, the Company assumed capital lease agreements, which expire in 2005. The total minimum capital lease payments to be made in 2005 are $343,000, of which $15,000 represents interest.

Commitments

As of December 31, 2004, the Company has entered into employment agreements with seven of its officers. These agreements expire through February 2006. Such agreements provide for annual salary levels ranging from $195,000 to $350,000, as well as annual bonuses of up to 100% of the base salary.

The Company maintains agreements with independent content providers for certain news, stock quotes and other information. The terms of these agreements are generally one to two years, with optional extension periods ranging from one to three years.

Contingencies

In 2001, several plaintiffs filed class action lawsuits in federal court against the Company, certain of its current and former officers and directors and its underwriters in connection with its January 1999 initial public offering. The complaints generally assert claims under the Securities Act, the Exchange Act and rules promulgated by the Securities and Exchange Commission. The complaints seek class action certification, unspecified damages in an amount to be determined at trial, and costs associated with the litigation, including attorneys' fees. The action against the Company is being coordinated with approximately 300 other nearly identical actions filed against other companies. On June 25, 2003, a committee of the Company's board of directors approved a Memorandum of Understanding ("MOU"), which has now been memorialized in a settlement agreement and related agreements that set forth the terms of a settlement between the Company, the plaintiff class and a vast majority of the other approximately 300 issuer defendants. Among other provisions, the settlement provides for a release of the Company and the individual defendants for the conduct alleged in the action to be wrongful. The Company would agree to undertake certain responsibilities, including agreeing to assign, not assert, or release certain potential claims the Company may have against its underwriters and no claims have been made so far. No estimate can be made of the possible loss or possible range of losses associated with the resolution of this matter and it is anticipated that any potential financial obligation of the Company to plaintiffs pursuant to the terms of the settlement agreement and related agreements will be covered by existing insurance. Therefore, the Company does not expect that the settlement will involve any material payment by the Company and no liability associated with these lawsuits has been recorded at December 31, 2004. The settlement agreement has been submitted to the Court for approval. Approval by the Court cannot be assured. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions and noted that the decision is intended to provide strong guidance to all parties regarding class certification in the remaining cases. Plaintiffs have not yet moved to certify a class in the Company's case.

On June 7, 2002, an action was commenced against Pinnacor alleging a breach of contract claim and, as amended, sought damages in the amount of $290,000. On February 7, 2003, Pinnacor filed counterclaims against the plaintiff for breach of contract, breach of warranty and misrepresentation. Motions for summary judgment were filed in early 2003. In December 2004, the Court ruled in favor of the Company on part of its Summary Judgment Motion, dismissing plaintiff's action as it related to certain damages plaintiff was seeking. The Court ruled in favor of plaintiff on part of plaintiff's Summary Judgment motion as it related to certain damages plaintiff was seeking. The Court awarded plaintiff damages in the sum of $37,000. The Court ruled that there were triable issues of fact with regard to certain other liabilities of the Parties, thus necessitating a trial on the merits of those issues. The Court has limited the Company's potential remaining liability to $60,000. Parties are currently engaging in settlement discussions. The Company has established an appropriate accrual based on the expected outcome of the legal proceeding and does not expect the ultimate resolution of the claim to have a material impact on the balance sheet, results of operations and cash flows.

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor's then-current directors, a then-current Pinnacor officer, and the Company in the Delaware Court of Chancery. The lawsuit alleged that Pinnacor's directors breached their fiduciary duties in proceeding with the acquisition by agreeing to an inadequate proposed purchase price and alleged that the Company aided and abetted these breaches of fiduciary duty in some unspecified way. The parties have settled the action, pursuant to which the Company has paid plaintiff's counsel $300,000 in attorney's fees and $15,000 in actual costs. The action has been dismissed with prejudice and all defendants have been released from liability. The settlement and associated costs were paid in October 2004.

On September 8, 2003, an action was commenced in the Supreme Court of the State of New York against Tendagio, Inc. (formerly Inlumen, Inc.), Pinnacor and several unnamed defendants. The lawsuit alleged a breach of contract claim and a fraudulent conveyance claim. In April 2004, the Company served upon the plaintiff its cross motion for summary judgment seeking dismissal of the complaint with prejudice. In May 2004, the Company was served with plaintiff's cross motion seeking dismissal of the action in its entirety, without prejudice, or alternatively, additional time to respond to defendants' summary judgment motions. In July 2004, the parties settled the action, pursuant to which the action has been dismissed with prejudice, all defendants have been released from liability and the Company has no financial obligation to the plaintiff.

On October 18, 2004, an action was commenced in the United States District Court for the Southern District of New York against the Company. The lawsuit alleges a breach of contract claim in the amount of $400,000. The parties are now engaged in discovery. No estimate can be made of the possible loss associated with the resolution of this matter. As a result, no losses have been accrued in the Company's financial statements as of December 31, 2004. Accordingly, the result of this lawsuit could have a material impact on the balance sheet, results of operations and cash flows.

On or about November 2, 2004, a former employee of Pinnacor Inc. ("Pinnacor") filed a demand for arbitration before Judicial Arbitration and Mediation Services ("JAMS") seeking compensation related to the termination agreement he entered into with the Company. The former employee claimed he was entitled to lost wages of $284,000 plus certain additional fees and damages. The Company and the former employee settled the dispute for the sum of $220,000. The Company has accrued costs associated with this matter at December 31, 2004.

On or about January 28, 2005, another former employee of Pinnacor filed a demand for arbitration before JAMS seeking compensation related to the termination agreement he entered into with the Company. The former employee claims he is entitled to lost wages of $308,000 plus certain additional fees and damages. The Company has established an appropriate accrual based on the expected outcome of the legal proceeding at December 31, 2004, and does not expect the ultimate resolution of the claim to have a material impact on the balance sheet, results of operations and cash flows.

On or about November 5, 2004, a shareholder class action lawsuit was filed against the Company, the Company's directors, and Viacom, Inc. ("Viacom") in the Delaware Court of Chancery. The plaintiff filed an amended complaint on or about December 6, 2004 and removed Viacom as a defendant to the action. The lawsuit alleged that the preliminary proxy statement filed by the Company with the Securities and Exchange Commission in connection with the special meeting of stockholders to approve the merger with Dow Jones & Company, Inc. (the "Merger") contained material misrepresentations and omissions which rendered it defective. The lawsuit also alleged that the Company's directors breached their fiduciary duties by not disclosing all material information reasonably available to them to the Company's stockholders. On or about January 18, 2005, the parties entered into a final settlement agreement relating to the action. The settlement is subject to final approval by the Delaware Court of Chancery. The final settlement provides, among other things, (i) that the action would be dismissed with prejudice and all defendants would be released from all claims relating to the Merger; and (ii) for payment to plaintiff's counsel of up to $250,000 in attorneys' fees and expenses. The hearing for the final court approval of the settlement has been set for April 18, 2005. The Company has accrued costs associated with this matter at December 31, 2004.


On November 16, 2004, the Company received a preliminary audit report from a data provider. The audit was routine in nature and intended to ensure the Company's compliance with the data vendor's contractual obligations. The preliminary report reflected a potential exposure of approximately $7.4 million, with possible additional liability for retroactive payment of 8% thereon. The Company believes the value of the claim is significantly overstated and has officially responded to the data provider. The Company has established an appropriate accrual based on the expected outcome of negotiations, which are anticipated to take some time to complete. However, given the magnitude of the claim, the ultimate resolution could have a material impact on the balance sheet, results of operations and cash flow.

In addition, the Company from time to time is subject to legal proceedings and claims in the ordinary course of business. The Company is not currently aware of any other legal proceedings or claims that will have a material adverse effect on its financial position or results of operations.

Indemnifications

During its normal course of business, the Company has made certain indemnifications, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnifications include intellectual property indemnifications to the Company's customers in connection with the sales of its products and services, indemnifications to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnifications to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. To date, the Company has not incurred any costs related to these indemnifications.

NOTE 10 - STOCKHOLDERS' EQUITY

Employee Stock Purchase Plan

Effective August 15, 2000, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of the Company's common stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's common stock on every February 14th and August 14th. The price of the common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each six-month offering period or the specified purchase date. In addition, on each January 1, the aggregate number of shares of the Company's common stock reserved for issuance under the Plan shall be increased automatically by a number of shares purchased under the Plan in the preceding calendar year, provided that the Board may in its sole discretion reduce the amount of the increase in any particular year. During the years ended December 31, 2004, 2003 and 2002, 33,957, 94,841 and 162,039 shares, respectively, were purchased under the Purchase Plan.

In January 2004, the Company adopted the 2004 Employee Stock Purchase Plan (the "2004 Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of the Company's common stock. The number of shares reserved for issuance under the 2004 Purchase Plan increases annually beginning on the first business day of the 2005 calendar year by an amount equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased under the 2004 Purchase Plan in the preceding calendar year, or (iii) a lesser number of shares determined by the Company's board of directors. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's common stock on every February 15th and August 15th. The price of the common stock purchased under the 2004 Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each six-month offering period or the specified purchase date. During the year ended December 31, 2004, 46,773 shares were purchased under the 2004 Purchase Plan. At December 31, 2004, 453,227 shares were available under the 2004 Purchase Plan for future issuance.

Stock Option Plans

In 1998, the Board of Directors adopted the 1998 Equity Incentive Plan (the "1998 Plan") and the 1998 Directors' Stock Option Plan (the "1998 Directors' Plan") and all outstanding employee options became part of the 1998 Plan. The 1998 Plan and 1998 Directors' Plan became effective upon the completion of the Company's initial public offering. Stockholders have approved both plans. In each of the calendar years 2000 and 2002, the Board of Directors reserved an additional 1,500,000 shares for issuance under the 1998 Plan. In 2002, the Board of Directors reserved an additional 50,000 shares for issuance under the 1998 Directors' Plan. As of December 31, 2003, the Company had an aggregate of 4.65 million shares reserved for issuance under both plans.

The 1998 Plan allows for the issuance of incentive stock options and non-qualified stock options. The 1998 Directors Plan allows for the issuance of non-qualified stock options. The stated exercise price of all options granted are not less than 100% of the fair market value on the date of grant. Options are generally granted for a term of ten years and vest one-third after each year of service over a three-year period.

Pursuant to the consummation of the acquisition of BigCharts during 1999, the Company assumed the BigCharts, Inc. 1995 Stock Plan (the "BigCharts Plan"). Options issued under the BigCharts Plan become exercisable over varying periods as provided in the individual plan agreements. BigCharts had issued 585,824 shares under the BigCharts Plan.

In June 2001, the Company offered a voluntary stock option exchange program that provided the Company's employees and directors the opportunity to cancel certain stock options of the Company's common stock, in exchange for new options to purchase 75% of the shares subject to the cancelled options six months and one day after the options were cancelled. The new options would be granted on or after January 19, 2002 at the then fair market value of the Company's common stock. Options to purchase approximately 2.7 million shares were eligible for the exchange program. On July 18, 2001, the Company cancelled options to purchase approximately 989,000 shares, and granted new options to purchase approximately 725,000 shares on January 22, 2002.

In January 2004, the Company adopted the 2004 Stock Incentive Plan (the "2004 Plan"). The Company reserved an aggregate of 4.3 million shares for issuance under the plan. In addition, the maximum aggregate number of shares that may be issued under the 2004 Plan shall be increased by any shares (up to a maximum of 2.7 million shares) that are represented by awards under the Company's 1998 Plan that are forfeited, expire or canceled. The 2004 Plan allows for the issuance of incentive stock options, non-qualified stock options, restricted stock awards and other awards. The stated exercise price of all options granted under the 2004 Plan are not less than 100% of the fair market value on the date of grant. Options are generally granted for a term of ten years and vest one-third after each year of service over a three-year period.

Pursuant to the consummation of the acquisition of Pinnacor in January 2004, the Company assumed the Pinnacor Inc. 1999 Stock Option Plan and the Pinnacor Inc. Equity Incentive Plan (collectively, the "Pinnacor Plans"). Options issued under the Pinnacor Plans become exercisable over varying periods as provided in the individual plan agreements. Pinnacor issued 794,983 shares subject to the Pinnacor Inc. 1999 Stock Option Plan and 1,450,988 shares subject to the Pinnacor Inc. 2000 Equity Incentive Plan.

Restricted Stock

In September 2004, the Company issued to an executive of the Company 85,000 shares of restricted stock (the "Restricted Stock"), pursuant to the 2004 Plan. The restricted stock was issued under the terms and conditions set forth in the 2004 Plan. The Company did not receive proceeds from the issuance of the Restricted Stock and the value of the restricted stock issued was $993,000 based on the fair market value on the date of grant. The restricted stock award will vest after five years after the date of issuance. The vesting schedule is subject to acceleration if certain performance goals, established by the compensation committee of the Company's Board of Directors, are achieved. The amount of stock-based compensation expense was $108,000 for the year ended December 31, 2004 and $0 for the years ended December 31, 2003 and 2002.

The following summarizes the activity in the Company's stock option plans:

                                                                    Weighted
                                                Options             Average
                                              Outstanding        Exercise Price

Options outstanding, December 31, 2001...      1,828,026          $     8.15

Options granted..........................      1,617,318                4.04
Options canceled.........................       (145,130)               7.73
Options exercised........................        (18,491)               3.65
                                           --------------
Options outstanding, December 31, 2002...      3,281,723                6.17

Options granted..........................        952,640                8.17
Options canceled.........................       (125,460)               7.31
Options exercised........................       (328,437)               7.31
                                           --------------
Options outstanding, December 31, 2003         3,780,466                6.83

Options granted..........................      1,501,765               11.35
Options assumed through acquisition......      2,231,294                8.63

Options canceled.........................       (317,623)               9.11
Options exercised........................     (3,917,118)               5.81
                                           --------------
Options outstanding, December 31, 2004...      3,278,784          $    11.06
                                           ==============


At December 31, 2004, 2003 and 2002, 2,913,385, 376,389 and 1,203,569
options were available for future grant, respectively, and 1,035,678, 1,914,835 and 1,429,107 options were exercisable, respectively. The weighted average exercise price and weighted average remaining contractual life of the vested options were $13.68 and 6.07 years, respectively, at December 31, 2004; $7.59 and 6.61 years, respectively, at December 31, 2003; and $8.66 and 8.16 years, respectively, at December 31, 2002.


The following table summarizes information about options at December 31, 2004:

                       Options outstanding             Options exercisable
               -----------------------------------  ------------------------
                             Average      Weighted                Weighted
Range of                     Remaining    Average                 Average
Exercise                    Contractual  Exercise                Exercise
Prices per     Number          Life      Price per     Number    Price per
 Share         Outstanding  (in years)     Share    Exercisable    Share
-------------  ----------  -----------  ----------  -----------  ---------
$1.32 - $3.95    384,293       7.06      $  3.58       229,057    $  3.36
$4.00 - $5.83    368,170       6.57         4.26       289,016       4.21
$6.00 - $8.51    664,339       8.38         8.13       135,775       6.77
$8.54 - $10.04   495,165       9.19         9.74        79,578       8.18
$10.10 - $11.97  962,488       9.59        11.61        21,253      11.23
$12.04 - $19.00  141,755       8.83        14.77        18,425      17.32
$21.31 - $74.00  262,574       4.58        37.42       262,574      37.42
                ---------                            ----------
Total          3,278,784       8.21        11.06     1,035,678      13.68
                =========                            ==========



NOTE 11 - 401(K)

The Company has a 401(k) deferred savings plan covering substantially all employees. Employee contributions were matched 25% by the Company, up to a maximum of $2,500 per employee per year in 2004, 2003 and 2002. Matching contributions by the Company in the years ended December 31, 2004, 2003 and 2002 were approximately $321,000, $266,000 and $192,000, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

Under its license agreement with CBS, the Company expensed $2.7 million, $3.0 million and $2.8 million for the years ended December 31, 2004, 2003 and 2002, respectively, related to the licensing of CBS news content and trademarks. In addition, the Company recorded advertising expenses of $0, $56,000 and $9.8 million at rate card value for the years ended December 31, 2004, 2003 and 2002, respectively, for in-kind advertising and promotion provided by CBS. Rental payments to CBS for leasing of certain facilities were $1.4 million, $1.2 million and $1.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. In 2003, CBS forgave $473,000 in rental expenses which was recorded in equity as a CBS contribution to the Company.

Licensing revenues from IDC were $0, $0 and $1.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Licensing revenues from FT.com and Financial Times, subsidiaries of Pearson plc, were $1.5 million, $1.5 million and $1.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company recognized costs to IDC of $615,000, $633,000 and $641,000 for the years ended December 31, 2004, 2003 and 2002, respectively, for data feeds. In March 2003, IDC purchased Comstock, Inc. and the Company expensed $1.9 million for the year ended December 31, 2004 for data feeds from Comstock, Inc. Direct charges for subscription revenues for certain IDC data feeds were $22,000, $38,000 and $58,000 for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, the Company recognized revenue of $2.4 million, $2.6 million and $2.2 million for the years ended December 31, 2004, 2003 and 2002, respectively, from television and radio programming on CBS stations. The Company recognized costs to CBS of $1.4 million, $1.2 million and $1.6 million for the years ended December 31, 2004, 2003 and 2002, respectively, for production of television and radio programming. In December 2004, CBS purchased Sportsline.com, and the Company recognized $82,000 in licensing revenue from Sportsline.com.

IDC purchased $0, $56,000 and $33,000 for the years ended December 31, 2004, 2003 and 2002, respectively, of advertising under an insertion order.

At December 31, 2004 and 2003, $365,000 and $453,000, respectively, were included in accounts receivable for radio and television revenue due from CBS. In addition, at December 31, 2004 and 2003, $5,000 and $11,000, respectively, were included in the Company's accounts receivable related to licensing and subscription revenues due from IDC, and $16,000 and $92,000, respectively, were included in the Company's accounts receivable related to licensing revenues due from FT.com and Financial Times, subsidiaries of Pearson plc. At December 31, 2004, $2,000 was included in the Company's accounts receivable related to licensing revenue due from Sportsline.com. At December 31, 2004 and 2003, the Company had a liability of $1.3 million and $972,000, respectively, recorded for CBS royalty fees, a liability of $246,000 and $266,000, respectively, owed to CBS for television production and facilities costs, and a liability of $465,000 and $203,000, respectively, to IDC and Comstock, Inc. for data feeds.

NOTE 13 - SUBSEQUENT EVENT

On January 19, 2005, the Company's stockholders approved the terms and conditions of the Agreement and Plan of Merger, dated as of November 14, 2004, entered into by the Company and Dow Jones & Company, Inc. ("Dow Jones"). On January 21, 2005, the merger was completed and the Company became a wholly-owned subsidiary of Dow Jones.

Dow Jones acquired the Company for a purchase price of $18 per share in cash for each share of the Company's common stock outstanding on January
21, 2005, the effective date of the merger. Each outstanding option to purchase shares of the Company's common stock was assumed using an exchange ratio based on the five day trading average of Dow Jones common stock immediately preceding and excluding the effective date of the merger using a $18 value. Based on the number of shares of the Company's common stock and options outstanding as of the acquisition date, Dow Jones made a payment of approximately $507.8 million and issued options to purchase approximately
1.2 million shares of Dow Jones common stock.

The Company recognized $2.7 million in merger and related costs for the year ended December 31, 2004.

Licensing revenues from Dow Jones were $243,000 for the year ended December 31, 2004. In addition, the Company recognized costs to Dow Jones of $334,000 for data feeds for the year ended December 31, 2004. At December 31, 2004, $13,000 was included in accounts receivable related to licensing revenue and the Company had a liability of $176,000 to Dow Jones for data feeds.